Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-150057) of our report, dated March 30, 2009, relating to the audit of the consolidated financial statements of National Patent Development Corporation as of December 31, 2008 and 2007 and for the years then ended included in National Patent Development Corporation’s Annual Report on Form 10-K for the year ended December 31, 2008.

Eisner LLP
New York, New York
March 30, 2009